Exhibit 5.1

April 23, 2025

GCT Semiconductor Holding, Inc.

2290 North 1st Street, Suite 201

San Jose, CA 95131

Re:	GCT Semiconductor Holding, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”).

The Registration Statement relates to:

(A) the issuance by the Company of an aggregate of up to 26,273,653 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) upon the exercise of warrants issued by the Company, which consists of

(i) up to 6,580,000 shares (the “Private Placement Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of the Company,

(ii) up to 17,250,000 shares (the “Public Warrant Shares”) of Common Stock issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Public Warrants”) originally issued in the initial public offering of the Company,

(iii) up to 2,295,333 shares (the “GCT Warrant Shares”) of Common Stock issuable by the Company upon the exercise of 2,295,333 warrants held by certain warrants holders of GCT Semiconductor, Inc. (the “GCT Warrants”), and

(iv) up to 148,320 shares (the “Anapass Warrant Shares” and, together with the Private Placement Warrant Shares, the Public Warrant Shares, and the GCT Warrant Shares, the “Warrant Shares”) of Common Stock issuable by the Company upon the exercise of 148,320 warrants held by Anapass, Inc. (the “Anapass Warrants” and, together with the Private Placement Warrants, the Public Warrants, and the GCT Warrants, the “Warrants”) pursuant to a securities purchase agreement entered into in September 26, 2024 (the “Anapass Securities Purchase Agreement”); and

(B) the resale from time to time by the selling securityholders named in the Prospectus of

(i) up to 36,261,987 shares of Common Stock, consisting of

(a) up to 6,580,000 Private Placement Warrant Shares,

(b) 19,685,138 shares (the “RRA Shares”) of Common Stock held by certain selling securityholders party to the Registration Rights Agreement (as defined in the Prospectus),

(c) up to 4,529,967 shares (the “PIPE Shares”) of Common Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements at a price of $6.67 per share,

(d) up to 1,781,626 shares (the “NRA Shares”) of Common Stock issued to certain third parties that entered into non-redemption agreements with Concord III and the Sponsor (the “NRA Investors”),

(e) up to 500,000 shares (the “Note Shares”) of Common Stock underlying a convertible promissory note issued to a strategic investor in the principal amount of $5,000,000,

(f) up to 2,295,333 GCT Warrant Shares,

(g) 741,603 shares (the “Anapass Shares” and, together with the RRA Shares, the PIPE Shares, the NRA Share, and the Note Shares, the “Issued Shares”) of Common Stock issued pursuant to the Anapass Securities Purchase Agreement, and

(h) up to 148,320 Anapass Warrant Shares,

(ii) up to 6,580,000 Private Placement Warrants, and

(iii) up to 148,320 Anapass Warrants (together with the Private Placement Warrants, the “Resale Warrants”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate”), and the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Bylaws”), certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the Delaware General Corporation Law (“DGCL”) and, when issued in accordance with the terms of the Warrants by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid, and non-assessable, provided that the consideration therefor is not less than $0.0001 per share.

2.	The Resale Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the state of California.

3.	The Issued Shares have been duly authorized, validly issued, fully paid and non-assessable.

We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

The opinions expressed herein are limited to the DGCL and the laws of the State of New York, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP